EXHIBIT 12.1

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34711

(561) 706-7646

flehrer@securitiesattorney1.com

August 7, 2020

MjLink.com, Inc.

3465 Gaylord Court, Suite A509

Englewood, Colorado 80113

Attn: Board of Directors

Re: Opinion to be Included with a Form 1-A Offering Statement by MjLink.com, Inc., a Delaware Corporation (the “Company”)

Board of Directors:

We have acted as counsel to the Company, a corporation incorporated under the laws of the State of Delaware, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933, as amended, of up to twenty million (20,000,000) of Common Stock Shares (the “Shares”), par value $0.01 per Share of the Company.

For the purpose of rendering my opinion herein, I have reviewed: (i) the revised statutes of the State of Delaware to the extent I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s board of directors and certificates of the Company’s officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Regulation A Offering Circular for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Regulation A, and I express no opinion with respect thereto.

My opinion is limited to matters of the Delaware Corporation Statutes and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the State of Delaware, as specified herein.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Frederick M. Lehrer, P. A.

By:	/s/ Frederick M. Lehrer, Esq.
Frederick M. Lehrer, Esq.